ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the ____ day of October, 1996 by and between AMERICAN RADIO SYSTEMS CORPORATION, a Delaware corporation ("Seller"), and TRIATHLON BROADCASTING OF OMAHA, INC., a Delaware corporation ("Buyer"), under the following circumstances;

         WHEREAS, Seller owns and operates radio stations KFAB-AM and KGOR(FM) licensed to Omaha, Nebraska (collectively, the "Stations"), pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets and assume certain liabilities associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE OF ASSETS

         1.1 Transfer of Assets. On the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and assume from Seller, all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased by the Seller as the case may be, which are used or held for use by or relate directly to the Stations as the same shall exist on the Closing Date (the "Station Assets"), including but not limited



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to the following (but excluding the assets specified in Section 1.2 hereof):

                  1.1.1 all of Seller's rights in and to the licenses, permits and other authorizations issued to Seller by any governmental authority and used directly in, or relating directly to, the conduct of the business and operations of the Stations, including those issued by the FCC (the latter hereafter referred to as the "Station Licenses") and as described more fully in
Section 7.4, along with renewals or modifications of such items between the date hereof and the Closing Date as well as all of Seller's rights in and to the call letters "KFAB-AM and KGOR (FM)";

                  1.1.2 all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description, owned, leased or held by Seller and used in the conduct of the business and operations of the Stations, and which are described more fully in Section 7.7, together with any replacements of equal quality thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of the Seller;

                  1.1.3 all of Seller's rights in and under such contracts, agreements or leases, written or oral, relating directly or exclusively to the conduct of the Stations ("Contracts"), and which are described more fully in Sections 7.7, 7.8 and 7.9, together with all Contracts entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business and consistent with the terms of this Agreement;

                  1.1.4 all of Seller's rights in any programs and programming material of whatever form or nature owned by Seller and used directly and exclusively in, or relating directly and exclusively to, the Stations;

                  1.1.5 all of Seller's rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them,

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jingles, logos and slogans or licenses to use same owned or held by it and used directly and exclusively in, or relating directly and exclusively to, the conduct of the business and operations of the Stations, as described more fully in Section 7.12, together with any associated good will and any additions thereto between the date hereof and the Closing Date;

                  1.1.6 all of Seller's rights in and to the files, records, and books of account of the Stations including, without limitation, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, executed copies of all written Contracts to be assigned hereunder, logs and commercially available software programs to the extent the same are transferable by Seller; provided, however, that Seller shall for a period of three (3) years following the Closing Date have access to all of the foregoing for audit, inspection and duplication by Seller or its designees, at Seller's expense, upon reasonable prior notice during normal business hours;

                  1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets; and

         The Station Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever, other than informational filings made by equipment lessors under the Uniform Commercial Code.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Station Assets shall not include the following assets along with all rights, title and interest therein which shall be referred to as the "Excluded Assets":

         1.2.1 all cash, cash equivalents or similar type investments of Seller, such as

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certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks;

                  1.2.2 all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as permitted under the terms hereof;

                  1.2.3 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business or as permitted hereunder;

                  1.2.4 Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving specific aspects of the Stations's operation;

                  1.2.5 Contracts of insurance and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.6 any and all other claims made by Seller with respect to transactions prior to the Closing Date and the proceeds thereof to the extent Seller has expended funds or incurred a loss relating to same;

                  1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller or its parent organization; and

                  1.2.8  any books and records relating to any of the foregoing.

                  1.2.9 all accounts receivable or notes receivable of Seller for services performed or

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provided by Seller prior to the Closing Date;

                                   ARTICLE 2

                           ASSUMPTION OF OBLIGATIONS

         2.1 Assumption of Obligations. Subject to the provisions of this
Section 2.1, Section 2.2 and Section 3.4, on the Closing Date, Buyer shall only assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller arising under (i) the Station Licenses and the Contracts described more fully in Sections 7.7, 7.8 and 7.9; (ii) all other Contracts of Seller arising in the ordinary course of business and consistent with past practices between the date hereof and the Closing Date, including, but not limited to, all contracts for the sale of advertising time for cash arising in the ordinary course of business of Seller or (to the extent set forth in Sections 3.4.1 and Sections 3.4.2) for consideration other than cash such as merchandise, services or promotional consideration ("Trade Agreements") as the same may exist or arise in the ordinary course of business; and (iii) any other Contracts entered into between the date hereof and the Closing Date which Buyer expressly agrees in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities".

         2.2 Limitation. Except as set forth in Section 2.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever. Without limiting the generality of the foregoing, except as set forth in
Section 2.1, Buyer shall not assume or be liable for any liability or obligation of Seller arising out of any contract of employment, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, or any judgment, litigation, proceeding or claim by any person or entity relating to the business or operation of the Stations prior to the Closing Date, whether or not such judgment, litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.

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                                   ARTICLE 3

                                 CONSIDERATION

         3.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the transfer of the Station Assets from the Seller to the Buyer shall be Thirty-Nine Million Dollars ($39,000,000), plus the assumption at Closing of the Assumed Liabilities.

         3.2 Payment. Buyer shall pay to Seller the Purchase Price at Closing by wire transfer in immediately available funds of the sum of to a bank designated in writing by Seller.

         3.3 Escrow Account. Buyer shall deposit an irrevocable stand-by letter of credit in the sum of Two Million Dollars ($2,000,000) into an escrow account (the "Escrow Account") with Media Venture Partners, to be held in escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement") between the parties substantially in the form of Exhibit A hereto.

         3.4  Proration of Revenue and Expenses.

                  3.4.1 Except as otherwise provided herein, all expenses incurred and all revenue earned arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., local time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in
Article 13 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof), wages and salaries of employees, including accruals up to the Closing Date for bonuses, commissions, vacations and sick pay, and related payroll taxes, utility expenses, time sales agreements, contracts for the sale of advertising for consideration other than cash ("Trade Agreements") to the extent provided in
Section 3.4.2 hereof, rents and similar prepaid and deferred items attributable to the ownership and operation of the Stations. Real estate

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taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

                  3.4.2 Buyer and Seller agree that Buyer shall only assume and be liable for performing the Stations' post-closing obligations under Trade Agreements in an amount equal to the Base Trade Component (as defined below). To the extent that the aggregate value by which the Stations' post-closing obligations under Trade Agreements for the sale of advertising time exceeds the aggregate value of the goods, services or other items to be received by the Stations after the Closing by more than the Base Trade Component (the "Excess Trade Balance"), the Seller shall remain liable for the amount of the Excess Trade Balance. For purposes of this Agreement, the "Base Trade Component" shall be TWENTY THOUSAND DOLLARS ($20,000.00).

                  3.4.3 The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

                  3.4.4 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.4.3 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

                                   ARTICLE 4

                                    CLOSING

         4.1 Closing. Except as otherwise mutually agreed upon by Seller and Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days following the date on which the last of the FCC Consents (as defined in Section 5.1) shall have become a Final Order (as defined below), unless Buyer in its sole discretion shall have

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waived the condition that such consent shall have become final (the "Closing
Date"). For purposes of this Agreement, the FCC Consents shall be deemed to be a Final Order when (i) they have not been vacated, reversed, stayed, set aside, annulled or suspended; (ii) they are not the subject of any pending timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion; and (iii) they are actions by the FCC as to which the time for filing any such appeal, request, petition or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934 and the rules and regulations of the FCC has expired. The Closing shall be held at such offices as shall be specified by Buyer in New York City.

                                   ARTICLE 5

                             GOVERNMENTAL CONSENTS

         5.1 FCC Consents. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the Station Licenses and the transfer of the Station Assets is expressly conditioned on and is subject to the prior consent and approval of the FCC and any reasonably acceptable conditions imposed in such approval, which conditions are not deemed, in Buyer's sole judgement, material or adverse to Buyer's interest in the Station Assets or, in the Seller's sole judgement, materially adverse to the Seller (the "FCC Consents").

         5.2 FCC Application. Seller and Buyer shall hereafter file with the FCC the requisite applications for assignment of the Station Licenses ("FCC Applications") from Seller to Buyer within ten (10) business days following the date of this Agreement. Buyer shall have the right to make such amendments to the FCC Applications as shall be necessary to reflect changes that may occur in the structure of Buyer so long as such amendments do not materially delay the processing time of such FCC Applications. Thereafter, Seller and Buyer shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Applications as expeditiously as practicable (but neither Seller nor Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect

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upon Seller or Buyer or upon any affiliated entity). If the FCC Consents impose any condition on either party hereto, such party shall use its best efforts to comply with such condition; provided, however, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to the FCC Consents, the party affected shall vigorously oppose such efforts for reconsideration or judicial review;
provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 17 hereof.

         5.3 HSR Act. Within seven (7) business days from the date hereof, Seller and Buyer shall make any filings as may be required under the HSR Act. Each party shall furnish to the other party such necessary information and reasonable assistance as such party shall request in connection with its preparation of any necessary filings under the HSR Act. Each party shall keep the other party informed of the status of any inquiries made of such party by the Federal Trade Commission or any other Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. The parties hereby acknowledge that in making such filings, the parties will be relying on information provided by the other party without independent investigation. The Seller and the Buyer agree to request early termination of the waiting periods under the HSR Act.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct through and including the Closing Date, shall be unaffected by any notice to Seller other than in the Disclosure Schedule (as defined herein) and shall survive the Closing to the extent provided in Section 16.4.

         6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date Buyer shall

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be duly qualified to do business and be in good standing in the
State of Nebraska.

         6.2 Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Stations as they are now being conducted, and Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

         6.4 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against Buyer or any of its principals that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. There is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

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         6.5 FCC Qualification. To the best of Buyer's knowledge, Buyer is a qualified assignee of the Station Licenses under the rules and regulations of the FCC and the Communications Act of 1934 as amended.

         6.6 Full Disclosure. To best of Buyer's knowledge, no representation or warranty made by Buyer herein nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto (a) contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or (b) intentionally or in bad faith omits or will omit to state any material fact known to Buyer and required to make the statements herein or therein not misleading.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to Buyer other than in the Disclosure Schedule (as defined herein) and shall survive the Closing to the extent provided in Section 16.4. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the appropriate section of the separate Disclosure Schedule which is hereby made a part of this Agreement (the "Disclosure Schedule").

         7.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State Nebraska and has the corporate power and authority to own, lease and operate the Station Assets and to carry on the business of the Stations as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

         7.2 Authorization and Binding Obligation. Seller has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's

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execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and this Agreement and the agreements to be executed in connection herewith will constitute the valid and binding obligation of Seller enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 hereof with respect to governmental consents and as set forth in Sections 7.7, 7.8 or 7.9 of the Disclosure Schedule with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Station Assets are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or the Station Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Station Assets, except to the extent that any such matter or matters referred to in sub parts (a) through (d) would not in the aggregate have a material adverse effect on the Buyer.

         7.4 Government Authorizations. Section 7.4 of the Disclosure Schedule contains a true and complete list of the Station Licenses and other material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted. Seller is the authorized legal holder of the Station Licenses and other licenses, permits and authorizations listed in said Section 7.4, none of which is subject to any restrictions or condition which would limit in any respect the full operation of the Stations as now operated.

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Except as set forth in said Section 7.4 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC relating to the business or operations of the Stations other than applications, complaints or proceedings which generally affect the broadcasting industry. Seller has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses listed in said Section 7.4 are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Stations is materially in accordance with the Station Licenses and the underlying construction permits. No proceedings are pending or, to the knowledge of Seller, are threatened with respect to the Station Licenses which may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the Station Licenses or which may affect Buyer's ability to continue to operate the Stations as they are currently operated. Seller has no reason to believe that the Station Licenses will not be renewed in their ordinary course. All material reports, forms and statements required to be filed by Seller with the FCC with respect to the Stations since the grant of the last renewal of the Station Licenses have been filed and are substantially complete and accurate. To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing Rules and Regulations of the FCC, would disqualify Seller as an assignor of the Station Licenses.

         7.5 Compliance with FCC Regulations. The operation of the Stations and all of the Station Assets are in compliance in all material respects with (i) all material applicable engineering standards required to be met under applicable FCC rules, and (ii) all other applicable rules, regulations, requirements and policies of the FCC, including, but not limited to, ANSI Radiation Standards C95.1 - 1982 to the extent required to be met under applicable FCC rules and regulations; and there are no existing claims known to Seller to the contrary.

         7.6 Taxes. Except as set forth on Section 7.6 of the Disclosure Schedule, Seller has filed

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all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable in connection with its operation of the Stations. All returns and forms which have been filed in connection with Seller's operation of the Stations have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect any of the Station Assets or the operation of the Stations.

         7.7      Personal Property.

                  7.7.1 Section 7.7 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned and leased by the Seller and used primarily or exclusively in the conduct of the business and operations of the Stations. Except as may be subject to lease agreements of the Seller (the "Personal Property Contracts"), Seller owns and has, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible personal property and assets to be transferred to Buyer hereunder), and none of such property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. All of the material items of the tangible personal property and assets included in the Station Assets are in all material respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operations of the Stations. All material technical equipment, constituting a part of the tangible personal property transferred hereunder, has been maintained in accordance with industry practice and is in good operating condition and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the Station Licenses. The properties listed in said Section 7.7 include all such properties necessary to conduct in all material respects the business and operations of the Stations as now conducted.

         7.7.2 The Personal Property Contracts listed on such Section 7.7 constitute valid

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and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Seller is not in default under any of such Personal Property Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller will use reasonable efforts to obtain valid and binding third-party consents from all required third parties to the Personal Property Contracts to be conveyed and assigned to Buyer as part of the Station Assets, so as to insure the Buyer will enjoy all of the privileges of Seller thereunder. Except as set forth in Section 7.7 of the Disclosure Schedule, Seller has full legal power and authority to assign its rights under the Personal Property Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of the Personal Property Contracts.

         7.8      Real Property.

                  7.8.1 Section 7.8 to the Disclosure Schedule contains a complete and accurate list of all real property owned and/or leased by the Seller and used primarily or exclusively by the Stations and all agreements, leases and contracts of Seller relating to the tower, transmitter, studio site and offices of the Stations (collectively the "Real Estate Contracts") and a summary of the applicable leases.

                  7.8.2 The Real Estate Contracts listed on such Section 7.8 constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Seller is not in default under any of such Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller will use reasonable efforts to obtain

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valid and binding third-party consents from all required third parties to the
Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets, so as to insure that Buyer will enjoy all of the privileges of Seller thereunder. Except as set forth in Section 7.8 of the Disclosure Schedule, Seller has full legal power and authority to assign its rights under the Real Estate Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

         7.9 Contracts. Section 7.9 of the Disclosure Schedule lists all Contracts as of the date of this Agreement which shall be assumed by the Buyer as of the Closing Date, except contracts entered into in the ordinary course of business (i) of less than three (3) months duration and which impose monetary obligations of less than Five Thousand Dollars ($5,000) each or Fifty Thousand Dollars ($50,000) in the aggregate, (ii) for the sale or sponsorship of broadcast time on the Stations for cash, for which no prepayment has been received and with not more than twelve (12) months remaining in their terms,
(iii) contracts which are currently scheduled to expire prior to Closing Date and for which Buyer will assume no obligations or (iv) Trade Agreements subject to the limitations set forth in Section 3.4.2. Those Contracts requiring the consent of a third party to assignment which Seller and Buyer agree are critical to the consummation of the transactions contemplated hereby shall be identified as "Material Contracts" on the Disclosure Schedules. Notwithstanding the foregoing, if it is discovered before Closing that Seller failed to list a contract in said Section 7.9 which was required to be listed, then the Buyer may elect in its sole discretion to accept or reject such contract.

         7.10 Status of Contracts. Except as noted in Section 7.9 of the Disclosure Schedule, Seller has delivered to Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications to such Contracts. All Contracts are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To the best of Seller's knowledge, Seller has complied in all material respects with all Contracts and is not in default beyond any applicable grace

[NYCORP] 35907.1

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periods under any of the Contracts, and no other contracting party is in default under any of the Contracts. Except as set forth in Section 7.9 of the Disclosure Schedule, Seller has full legal power and authority to assign its respective rights under the Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of the Contracts.

         7.11 Environmental Matters. Seller has not unlawfully disposed of any hazardous waste or hazardous substance including Polychlorinated Byphenyls ("PCBs") in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Station Assets does not contain any PCBs which are required by law to be removed and if any equipment does contain PCBs, that such equipment is stored and maintained in compliance with applicable law. To the best of Seller's knowledge, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. No hazardous waste has been disposed of by Seller, and to the best of Seller's knowledge, no hazardous waste has been disposed of by any other person, on the real estate occupied by the Stations or their transmitters. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under the law of the state in which such real estate is located. In the event that any of the real property to be transferred hereunder has a potential material environmental liability, whether fixed or contingent, and such liability costs less than Three Hundred Thousand Dollars ($300,000) to cure (whether by cleaning the environmental contamination or moving the Station Assets on such property), Seller shall promptly begin remedial action to cure the condition giving rise to such liability and shall either cure such condition prior to Closing or reduce the Purchase Price by the amount agreed to by the parties as being adequate to cure such condition. However, in the event such remedial action is likely to cost Seller in excess of Three Hundred Thousand Dollars ($300,000), Buyer or Seller may terminate this Agreement prior to Closing and neither party shall have any liability to the other as a result of such termination, other than the release of the Escrow Account to the Buyer, unless:
(a) Seller shall at its sole expense cure

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the condition giving rise to such liability prior to Closing; (b) Buyer will accept a reduction in the Purchase Price by the amount agreed to by the parties as being adequate to cure such condition in no event less than Three Hundred Thousand Dollars ($300,000); or (c) as to contingent liabilities, Seller shall provide (i) collateral acceptable to the Buyer or a security bond in such reasonably adequate amount as shall be sufficient to cover such liability, which collateral or security bond shall remain in place for a period of twenty
(20) years from and after the Closing, or (ii) such other resolution mutually agreed to by the Buyer and the Seller and reasonably acceptable to Buyer's financing sources.

         7.12 Copyrights, Trademarks and Similar Rights. Section 7.12 of the Disclosure Schedule is a true and complete list, in all material respects, of all copyrights, trademarks, trade names, licenses, patents, permits, jingles and other similar intangible property rights and interests applied for, issued to or owned by the Seller or under which Seller is a licensee or franchisee and used exclusively or primarily in the conduct of the business and operations of the Stations referred to in Section 1.1.5 hereof.

         All of such rights and interests are issued to or owned by Seller, or if licensed or franchised to Seller, to the best of Seller's knowledge, are valid and in good standing and uncontested. Seller has delivered or made available to Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. Seller has received no written notice and has no knowledge of any infringements or unlawful use of such property. The properties listed in Section 7.12 of the Disclosure Schedule include all such properties necessary to conduct in all material respects the business and operations of the Stations as now conducted.

         7.13 Financial Statements. Seller has delivered to Buyer complete copies of the operating income statements for the Stations for years ended December 31, 1994 and 1995, and for the six month period ended June 30, 1996 (the "Financial Statements"). The Financial Statements accurately represent and present fairly the financial condition and results of operations of the Seller for the periods indicated. Between June 30, 1996 and the date hereof, there has been no material adverse change in the business, property, assets or condition (financial or otherwise) of the Seller

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and (except for the transaction contemplated herein) Seller has operated the
Stations in all respects only in the ordinary course of business. The Seller has engaged Miller, Kaplan, Arase & Co., at the Buyer's expense, to perform an audit of the Stations operations for the years ended December 31, 1994 and 1995 and to perform a review of the Stations operations for the six month period ended June 30, 1996 (collectively, the "Audit and Review"). The Buyer shall have the right to terminate this Agreement within ten (10) business days of receipt of the Audit and Review if the information contained in the Audit and Review are materially different from the Financial Statements.

         Except for (a) liabilities as and to the extent reflected or reserved against in the Financial Statements, (b) liabilities not yet due and payable or obligations to be performed or satisfied after the date hereof under contracts and agreements listed in the Disclosure Schedule, or excluded from the Disclosure Schedule pursuant to the terms of this Agreement, (c) liabilities incurred between June 30, 1995 and the date hereof at or by the Stations in the ordinary and usual course of business (including tax liabilities resulting solely from the normal operations of the Seller during such period) and (d) any other liabilities relating to the Stations disclosed in this Agreement or in the Disclosure Schedule, on the date hereof, Seller has no material liabilities or obligations relating to the Stations of any nature, whether accrued, absolute, contingent or otherwise, of a nature customarily reflected in financial statements reflecting the accrual basis of accounting.

         7.14  Personnel Information.

                  7.14.1 Section 7.14 of the Disclosure Schedule contains a true and complete list of all persons employed at the Stations, including a description of material compensation arrangements (other than employee benefit plans set forth in Section 7.17 of the Disclosure Schedule) and a list of other terms of any and all agreements affecting such persons. Seller has not received notification that any of the current key employees of Seller at the Stations presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise and Seller shall immediately notify Buyer upon receipt of any such notice.

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                  7.14.2 Seller is not a party to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Stations. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations. During the past three (3) years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature relating to the Stations.

                  7.14.3 Except as disclosed in Section 7.14 of the Disclosure Schedule, Seller, to the best of its knowledge, has complied in all material respects at the Stations with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

                  7.15 Litigation. Except as set forth in Section 7.15 of the Disclosure Schedule, Seller is subject to no judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of the business of the Stations or the Station Assets, and there is no litigation or proceeding or, to the best of Seller's knowledge, investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Stations or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the FCC or any other

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governmental organization with respect to the business or operations of the
Stations other than applications, complaints or proceedings which affect the broadcasting industry generally.

         7.16 Compliance With Laws. Except as set forth in Section 7.16 of the Disclosure Schedule, Seller has not received any notice asserting any material non-compliance by it in connection with the business or operation of the Stations with any applicable statute, rule or regulation, federal, state or local. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, the failure to comply with which would have a material adverse effect on the business, operations or financial condition of the Stations, and its present use of the Station Assets does not violate any of such laws, regulations or orders, violation of which would have a material adverse effect on the Station Assets or Stations's operation.

         7.17 Employee Benefit Plans. Section 7.17 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Stations. Seller maintains no other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1984, as amended, applicable to the employees of Seller employed at the Stations.

         7.18 Accuracy of Information. No written statements made by Seller herein and no information provided by Seller herein or in the documents, instruments or other written communications made or delivered directly by Seller to Buyer in connection with the negotiations covering the purchase and sale of the Station Assets contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to Seller which relates to any information contained in any such written document, instrument or communications which Seller has not disclosed to Buyer in writing which

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materially affects adversely the Stations or the Station Assets. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

                                   ARTICLE 8

                               COVENANTS OF BUYER

         8.1 Closing. On the Closing Date, Buyer or its assignee shall purchase the Station Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

         8.2 Notification. Buyer shall notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

         8.3 No Inconsistent Action. Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         8.4 Buyer's Post-Closing Covenant. Buyer, for a period of three (3) years following the Closing Date, shall make available for audit and inspection by Seller and its representatives for any reasonable purpose all records, files, documents and correspondence transferred to it hereunder. Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without giving sixty (60) days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable state or federal law.

                                   ARTICLE 9

                              COVENANTS OF SELLER

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         9.1 Seller's Pre-Closing Covenants. Seller covenants and agrees with respect to the Stations that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, it shall act in accordance with the following:

                  9.1.1 Seller shall conduct the business and operations of the Stations in the ordinary and prudent course of business and with the intent of preserving the ongoing operations and assets of the Stations, including, but not limited to, maintaining the independent identity of the Stations, retaining the current format of the Stations and using its best efforts to retain the services of key employees.

                  9.1.2 Seller shall use commercially reasonable efforts to preserve the operation of the Stations intact and to preserve the business of Stations' customers, suppliers and others having business relations with the Stations and continue to conduct financial operations of the Stations, including its credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Stations.

                  9.1.3 Seller shall operate the Stations in all material respects in accordance with FCC Rules and Regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller shall promptly notify Buyer thereof and shall use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

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                  9.1.5 Seller shall not other than in the ordinary course of business or in accordance with prepared budgets attached hereto as Schedule
9.1.5 or after receiving Buyer's prior written approval (i) sell or dispose of or commit to sell or dispose of any of the Station Assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of the Stations; or (iv) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits.

                  9.1.6 Seller shall provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 hereof or any Exhibits or Schedules herein or attached hereto.

                  9.1.7 Seller may enter into or renew any contract, agreement, commitment or other understanding or arrangement in the ordinary course of business, provided, however, that except with respect to contracts for the sale of time for cash and except for Trade Agreements, the liability under said contracts to be assumed by Buyer at Closing shall not exceed Five Thousand Dollars ($5,000) per contract or Fifty Thousand Dollars ($50,000) in the aggregate, without the written approval of the Buyer.

                  9.1.8 The Seller shall give the Buyer and the Buyer's counsel, accountants, engineers and other representatives, full and reasonable access during normal business hours to all of the Stations' personnel, properties, books, contracts, reports and records including financial information and tax returns with supporting work papers relating to the Stations, to all real estate buildings and equipment relating to the Stations, and to the Stations' employees in order that the Buyer may have full opportunity to make such investigation as it desires of the affairs of the Stations. Seller shall furnish Buyer with information and copies of all documents and agreements including but not limited to financial and operating data and other information in its possession concerning the financial condition, results of operations and business of the Seller and the Stations, that the Buyer may reasonably request in order to complete the Buyer's due diligence examination of the Stations.

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The rights of the Buyer under this Section shall not be exercised in such a manner as to materially interfere with the business of the Stations.

                  9.1.9 Notwithstanding anything in this Agreement to the contrary, Seller may enter into any contract without the consent of Buyer, but if any such contract is outside the scope of the restrictions set forth in this
Section 9.1, Buyer shall not be obligated to accept and assume such contract at Closing.

                  9.1.10 Seller shall use its reasonable best efforts, consistent with past practice, to complete all obligations owing by Seller under Trade Agreements prior to the Closing.

                  9.1.11 Seller shall spend not less than one hundred percent (100%) of the cash promotions, advertising and research expenditures Seller budgeted for the Stations, plus an additional $50,000, for the period from the date of this Agreement through the Closing Date, such budget is attached hereto as Disclosure Schedule 9.1.11.

                  9.1.12 Seller shall use its best efforts to maintain the employment at the Stations and to renew, in accordance with this Agreement, the existing employment contracts of the employees listed in Section 7.14 of the Disclosure Schedule. Between the date hereof and for a period of three (3) years from the Closing Date, neither the Seller nor any executive officer of Seller shall, directly or indirectly, through any agent or otherwise, hire or solicit the employment of any of the employees listed on Section 7.14 of the Disclosure Schedule who are hired by Buyer at or after the Closing or who are subject to non-competition agreements with Buyer (but only to the extent limited by such non-competition agreements), except as agreed to in writing by Buyer and Seller.

                  9.1.13 Seller shall provide Buyer with revenue pacing reports for the Stations on a weekly basis during the term of this Agreement. Additionally, within twenty-five (25) days of the end of each month, Seller shall deliver to Buyer an unaudited statement of revenue and expenses of the Stations for the month then ended. The weekly revenue pacing reports and the monthly

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statements of revenue and expenses shall be certified by the Chairman or Chief
Financial Officer of Seller, shall be true and complete to the best of Seller's knowledge and shall fairly and accurately represent the results of operation of the Stations for the period covered by such reports and statements. Seller shall also furnish to Buyer any and all other information at such times as is customarily prepared by Seller concerning the financial condition of the Stations as Buyer may reasonably request.

                  9.1.14 The Seller shall cooperate with the Buyer by providing the Buyer with such financial and accounting records as Buyer may reasonably request in connection with the preparation of financial statements of the Stations.

         9.2 Notification. Seller shall notify Buyer of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller which challenges the transactions contemplated hereby.

         9.3 No Inconsistent Action. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement.

         9.4 Closing Covenant. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

                                   ARTICLE 10

                                JOINT COVENANTS

         Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Conditions. If any event should occur, either within or without the control of any party

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hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

         10.2 Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known through no fault of the receiving party or its agents; (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice) or pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934; or (iv) is independently acquired or developed by such party without violating any of the provision of this Section 10.2.

         10.3 Cooperation. Buyer and Seller shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

         10.4 Control of Stations. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations. Such operations, including complete control and supervision of all Stations programs, employees and policies, shall be the sole responsibility of Seller.

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         10.5 Consents to Assign. To the extent that any Contract is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any Assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to the Buyer of the Contracts, this Agreement and any Assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to the Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, the Buyer shall be deemed to be the Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Seller Contracts. Seller shall use its reasonable efforts to provide the Buyer with the benefits of such Contracts (including, without limitation, permitting the Buyer to enforce any rights of Seller arising under such Contracts), and the Buyer shall, to the extent the Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts.

         [10.6 Bulk Sales Laws. The Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify the Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.]

         10.7 Employee Matters. Buyer shall have the right, but not the obligation, to hire substantially all of the employees of the Stations immediately following the Closing. Seller shall be responsible for all salary and benefits of the employees of the Stations for the period prior to the Closing Date. All employees of the Stations shall cease active participation in all of Seller's employee benefit plans on the Closing Date, in accordance with the terms of such plans.

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                                   ARTICLE 11

                         CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1  Representations, Warranties and Covenants.

                  11.1.1 All representations and warranties of Seller made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, executed by officers of Seller, to the effect that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that Seller has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         11.2 Governmental Consents. The FCC Consents shall have become a Final Order, or such condition shall have been waived by Buyer. In addition, all consents, approvals, authorizations or other requirements prescribed by the HSR Act shall have been obtained and satisfied.

         11.3 Governmental Authorizations. Seller shall be the holder of the Station Licenses and

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




all other material licenses, permits and other authorizations listed in Section
7.4 of the Disclosure Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Stations or the conduct of its business and operations. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the Station Licenses or any other material licenses, permits or other authorizations.

         11.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.5 Legal Opinion. Seller shall have delivered to Buyer a written opinion of its General Counsel, dated as of the Closing Date, addressed to Buyer in the form attached hereto as Exhibit B.

         11.6 FCC Legal Opinion. Seller shall have furnished Buyer a written opinion of Seller's FCC counsel, dated the Closing Date, addressed to Buyer in the form attached hereto as Exhibit C.

         11.7 Third-Party Consents. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the Material Contracts and to all other Contracts assigned or transferred hereunder, except those the absence of which will not have a material adverse effect on the operation of the Stations.

         11.8 Closing Documents. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, without limitation, each of the documents required to be delivered pursuant to
Article 15.

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         11.9 Financing Statements. Seller shall have delivered to Buyer releases or shall have delivered commitments from its lenders to deliver releases immediately subsequent to the Closing, under the Uniform Commercial Code of any financing statements filed against any Station Assets in the jurisdiction in which the Station Assets are and have been located since such Station Assets were acquired by Seller, except for informational filings made by equipment lessors on lease obligations being specifically assumed by Buyer as set forth in Section 7.9 of the Disclosure Schedule.

                                   ARTICLE 12

                        CONDITIONS OF CLOSING BY SELLER

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1  Representations, Warranties and Covenants.

                  12.1.1 All representations and warranties of Buyer made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by officers of Buyer, to the effect that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that Buyer has complied with or performed all terms, covenants and

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conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         12.2 Governmental Consents. The FCC Consents shall have become a Final Order, or such condition shall have been waived by Buyer. In addition, all consents, approvals, authorizations or other requirements prescribed by the HSR Act shall have been obtained and satisfied.

         12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.4 Legal Opinion. Buyer shall have delivered to Seller an opinion of its counsel, dated as of the Closing Date, addressed to Seller in the form attached hereto as Exhibit E.

                                   ARTICLE 13

                       TRANSFER TAXES; FEES AND EXPENSES

         13.1 Expenses. Except as set forth in Section 13.2 and 13.3 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         13.2 Transfer Taxes and Similar Charges. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Buyer and Seller.

         13.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of which is required to the transactions contemplated hereby

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shall be borne equally by Buyer and Seller.

                                   ARTICLE 14

                          COMMISSIONS OR FINDER'S FEE

         14.1 Buyer's Representation and Agreement to Indemnify. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity except to The Sillerman Companies. Buyer further agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by The Sillerman Companies or any other person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer. Buyer shall be solely responsible for any fees due to The Sillerman Companies.

         14.2 Seller's Representation and Agreement to Indemnify. Seller represents and warrants to Buyer that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, except to Media Venture Partners. Seller further agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by Media Venture Partners. or any other person or entity based on any such arrangement or agreement made or alleged to have been made by Seller. Buyer shall be solely responsible for any fees due to Media Venture Partners.

                                   ARTICLE 15

                      DOCUMENTS TO BE DELIVERED AT CLOSING

         15.1 Seller's Documents. At the Closing, Seller shall deliver or cause to be delivered to
Buyer the following:

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         15.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

         15.1.2 A certificate, dated the Closing Date, by Seller in the form described in Section 11.1.3 above;

         15.1.3 Governmental Certificates showing that Seller is duly incorporated and in good standing in the State of Delaware and qualified and in good standing in the State of Nebraska dated not more than forty-five (45) days before the Closing Date;

         15.1.4 Articles of Incorporation and Bylaws of Seller certified by Seller's secretary as of the Closing Date;

         15.1.5 Bill of Sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to counsel for Buyer, as shall be effective to vest in Buyer or its permitted assignees, good and marketable title in and to the Station Assets transferred pursuant to this Agreement in accordance with the terms of this Agreement;

         15.1.6 At the time and place of Closing, originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the Stations's public file, shall be left at the Stations and thereby delivered to Buyer;

         15.1.7 The Seller's opinion letters referenced in Sections 11.5 and
11.6 above; and

         15.1.8 Such additional information and materials as Buyer shall have reasonably requested.

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         15.2 Buyer's Documents. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

         15.2.1 The Purchase Price in accordance with Section 3.3 hereof;

         15.2.2 A certificate, dated the Closing Date, by Buyer in the form described in Section 12.1.3 above.

         15.2.3 The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Section 12.4;

         15.2.4 Governmental certificates showing that Buyer is duly incorporated and in good standing in the State of Delaware and qualified and in good standing in the of State Nebraska dated not more than forty-five (45) days before the Closing Date;

         15.2.5 An assignment and assumption agreement or agreements reasonably satisfactory in form and substance to counsel to Seller effecting the assumption of the Assumed Liabilities;

         15.2.6 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

         15.2.7 Articles of Incorporation and Bylaws of Buyer certified by Buyer's secretary as of the Closing Date; and

         15.2.8 Such additional information and materials as Seller shall have reasonably requested.

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                                   ARTICLE 16

                                INDEMNIFICATION

         16.1 Seller's Indemnities. Seller hereby agrees to indemnify, defend and hold Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by Buyer directly or indirectly relating to or arising out of:

                  16.1.1 Any and all liabilities, obligations, or commitments of Seller of any nature, whether absolute, accrued, contingent, or otherwise, including those relating to all periods prior to the Closing, whether the claim is asserted prior to or after the Closing, by reason of or resulting from liabilities or obligations of or claims against Seller in connection with Seller's ownership or operation of the Stations prior to the Closing, except liabilities, obligations, or commitments of Seller included in the Assumed Liabilities;

                  16.1.2 The breach of any of the representations or warranties or failure by Seller to perform any covenants, conditions or agreements of Seller set forth in this Agreement;

                  16.1.3 Any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby;

                  16.1.4 The failure of Seller to pay, perform or discharge when due any of Seller's obligations, liabilities or Contracts not assumed by Buyer pursuant to this Agreement;

                  16.1.5 The litigation listed on Section 7.15 of the Disclosure Schedule; and

                  16.1.6 Any employee benefit plan maintained by Seller.

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         16.2 Buyer's Indemnities. Buyer hereby agrees to indemnify, defend and hold Seller harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by Seller directly or indirectly relating to or arising out of:

                  16.2.1 The use or operation of the Station Assets after the Closing Date;

                  16.2.2 The breach of any of the representations, warranties, covenants, conditions or agreements of Buyer set forth in this Agreement; and

                  16.2.3  The Assumed Liabilities.

         16.3 Rights. Buyer and Seller agree that the rights of indemnification provided in this Article 16 are exclusive of and in addition to any and all other such rights of Buyer or Seller hereunder.

         16.4 Survival of Representations and Warranties. Either party shall have the right to bring an action with respect to the representations and warranties contained herein for a period of twelve (12) months following the Closing Date, and upon the expiration of such period such right shall lapse and be of no further force or effect.

         16.5 Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth below, neither party shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of the other in this Agreement except to the extent that the aggregate of all claims for such breaches exceeds Fifty Thousand Dollars ($50,000) (the "Threshold Amount"), in which event the party so liable shall then be liable for all claims for any such breaches, including the sums constituting the Threshold Amount; provided, however, that the foregoing Threshold Amount limitation shall not apply to

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Seller's obligation for the Excess Trade Balance. Neither party shall have any post-closing liability or obligation to the other for breach of any representation, warranty, covenant or agreement of the other in this Agreement in excess of Ten Million Dollars ($10,000,000).

         16.6     Procedures.

                  16.6.1 Promptly after the receipt by either party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this Section 16.6.1 shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

                  16.6.2 If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; provided, however, that the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include

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as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

                  16.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly pay any such settlement of such claim or litigation and shall also promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                   ARTICLE 17

                               TERMINATION RIGHTS

         17.1 Termination. This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                  (a) if the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such material default shall not be cured within fifteen (15) days of the date of notice of default served by the party claiming such material default; or

                  (b) if the FCC denies the FCC Application, or if the FCC fails to grant the FCC Consents within twelve (12) months following the filing of the FCC Application, provided that the party seeking termination has diligently prosecuted the FCC Application in good faith; or

                  (c) on the first anniversary of this Agreement, if there shall be in effect

[NYCORP] 35907.1

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any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

                  (d) by the Buyer only, if there is a cessation of broadcast transmissions by the Stations, for a period of three (3) full consecutive days or for seven (7) or more days within any thirty (30) day period, or normal broadcast transmissions are not resumed by the date immediately preceding the Closing Date; or

                  (e) as provided in Sections 7.11 and 18.3 or any other section of this Agreement which specifically provides for terminations.

         17.2 Liability. The termination of this Agreement under Section 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                   ARTICLE 18

                                OTHER PROVISIONS

         18.1 Specific Performance. Seller recognizes that, in the event Seller refuses to perform the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall, therefore, be entitled in such event to seek specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to seek specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. If specific performance cannot be obtained, Buyer shall be entitled to seek actual monetary damages.

         18.2 Liquidated Damages. If the Seller terminates this Agreement pursuant to Section 17.1 above due to Buyer's breach of any material representation, warranty, covenant or condition hereunder, and Seller is not at that time in breach of any material representation, warranty, covenant or condition hereunder, then Seller would suffer direct and substantial damages, which damages cannot be determined within reasonable certainty. Therefore, because of the expense and delay

[NYCORP] 35907.1

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which would be incurred in such event by Seller, Buyer shall pay to Seller the amount of Two Million Dollars ($2,000,000), which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damage amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages from the Escrow Account shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained. In the event that either of the parties hereto bring suit to enforce the provisions of this
Section 18.2 or Section 18.1 above, the prevailing party in any such action shall, in addition to any remedies set forth in this Agreement, be entitled to recover reasonable attorney's fees from the other party.

         18.3 Risk of Loss. The risk of loss or damage to any of the Station Assets prior to the Closing Date shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Stations Asset to its prior condition as soon as possible and in no event later than the Closing Date. Except as provided below, if Seller fails to restore or replace a Stations Asset with a value exceeding Fifty Thousand Dollars ($50,000), Buyer may elect either to terminate this Agreement pursuant to Article 17 hereof or to consummate the Closing on the Closing Date. If Seller fails to restore or replace such Stations Asset and Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer at Closing Seller's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Stations Asset's damage, destruction or loss. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless Seller and Buyer otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) days after Seller gives written notice to Buyer of completion of the restoration or replacement of such Stations Asset. If the delay in the Closing Date under this Section 18.3 would cause the Closing to fall at anytime after the period permitted by the FCC Consents, Seller and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

                  18.4 Further Assurances. After the Closing, Seller shall from time to time, at the request of

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and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the assets being transferred hereunder, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve Seller of any obligations being assumed by Buyer hereunder.

         18.5 Waiver. No delay or failure by any party hereto in exercising any right, power or privilege under this Agreement, or under any other instrument or document given in connection with or pursuant to this Agreement, shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of any right, power of privilege, or the exercise of any other right, power or privilege.

         18.6 Severability. If any part or any provision of this Agreement shall be invalid or unenforceable under applicable law, said part or provisions shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement which shall be construed as if such invalid parts or provisions had not been inserted, and such invalid or unenforceable provisions shall become and be immediately amended and reformed to include only the portions thereof as are enforceable by the court or such other body having jurisdiction of this Agreement; and the parties agree that such portions as so amended and reformed shall be valid and binding as though any wholly invalid or unenforceable portion had not been included herein.

         18.7 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party; except that Buyer may assign its interests under this Agreement to any entity

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affiliated with Robert F.X. Sillerman.

         18.8 Entire Agreement. This Agreement and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         18.9 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         18.10 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

         18.11 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying
Seller:

         To Seller:       American Radio Systems Corporation
                          116 Huntington Avenue, 11th Floor
                          Boston, Massachusetts 02116
                          Attn: Steve Dodge, President

         Copy to:         American Radio Systems Corporation
                          116 Huntington Avenue, 11th Floor
                          Boston, Massachusetts 02116

[NYCORP] 35907.1


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                                    Attn:  Michael Milsom, Esq.

         To Buyer:                  Triathlon Broadcasting of Omaha, Inc.
                                    650 B Street, Suite 1920
                                    San Diego, California
                                    Attn: Norman Feuer

         Copy to:                   Howard Berkower, Esq.
                                    Baker & McKenzie
                                    805 Third Avenue
                                    New York, NY  10022

         18.12 Financial Statements. The financial statements required to be delivered to Buyer shall be mailed to the following:

                        Triathlon Broadcasting Company
                        150 East 58th Street, 19th Floor
                        New York, New York 10155
                        Attn: Chief Financial Officer

         18.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

         18.14 Accounts Receivable. Buyer acknowledges that all accounts receivable in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller and that Buyer shall not acquire any beneficial right of interest herein or responsibility therefor, with the following exception: for a period of ninety (90) days following the Closing Date, Buyer agrees to use reasonable efforts to collect such accounts receivable in the normal and ordinary course of business and will apply all such amounts collected to the account debtor's oldest account receivable first, except that any such accounts collected by Buyer from persons who are also indebted to Buyer may be applied to Buyer's account where (i) there is a pre-existing bona fide dispute between Seller and such account debtor with respect to such account or where the account debtor specifically

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designates that payment is to be applied to Buyer's account; (ii) Buyer has notified Seller of such dispute or specific designation of payment by the account debtor; and (iii) thirty (30) days have elapsed since the date notice was given by Buyer to Seller and such account remains subject to dispute or such account debtor has not rescinded its specific designation of payment. Such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by Seller. Buyer agrees to cooperate with Seller as to any litigation or other collection efforts instituted by Seller to collect delinquent accounts receivable. Within fifteen (15) days following the end of each of the first three (3) months subsequent to the Closing Date, Buyer shall deliver to Seller a statement or report showing all such collections effected since the Closing Date, together with a check or draft for the amount of such collections, net of commissions. If at any time Buyer determines that any such accounts are uncollectible, Buyer shall notify Seller of such determination; and upon Seller's written request, and in any event on the 90th day following the Closing Date, Buyer shall furnish or make available to Seller all records, files and data relating to the collection efforts of Buyer with respect to such accounts.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    SELLER:

                                    AMERICAN RADIO SYSTEMS CORPORATION

                                    By:
                                             Steve Dodge
                                             President

                                    BUYER:

                                    TRIATHLON BROADCASTING OF OMAHA, INC.

[NYCORP] 35907.1

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                                            By:
                                                     Norman Feuer
                                                     President






















[NYCORP] 35907.1

                                    47